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FORM 5/A(1)                                            OMB APPROVAL
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                                            OMB Number                 3235-0362
[ ] Check this box if no longer             Expires:          September 30, 1998
    subject to Section 16. Form 4           Estimated average burden
    or Form 5 obligations may               hours per response.............. 1.0
    continue. See Instruction 1(b).        -------------------------------------
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    White           Mark           W.
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    (Last)         (First)       (Middle)

    8800 N. Gainey Center Dr., Suite 245
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    (Street)

    Scottsdale      AZ            85258
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Unison HealthCare Corporation (UNHC)
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)
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4.  Statement for Month/Year

    December, 1997
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5.  If Amendment, Date of Original
    (Month/Year)

    February, 1998
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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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

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                         TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A) or 5. Amount of       6. Owner-   7. Nature of
   (Instr. 3)            action     action       Disposed of (D)               Securities Ben-    ship        Indirect
                         Date       Code         (Instr. 3, 4 and 5)           eficially Owned    Form: Di-   Beneficial
                         (Month/    (Instr. 8)                                 at end of          rect (D)    Ownership
                         Day/                    -------------------------     Issuer's Fiscal    or Indi-    (Instr. 4)
                         Year)                              (A) or             Year               rect (I)
                                                   Amount   (D)     Price     (Instr. 3 and 4)   (Instr. 4)
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

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
*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac-   5. Number of Deriva-
   (Instr. 3)                       sion or     action     tion          tive Securities Ac-
                                    Exer-       Date       Code          quired (A) or Dis-
                                    cise        (Month/    (Instr. 8)    posed of (D)
                                    Price of    Day/                     (Instr. 3,4, and 5)
                                    Deriva-     Year)
                                    tive Se-                              ------------------
                                    curity                                  (A)         (D)
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
Option Grant(right to buy)        $ 2.44       8/27/97      A              20,000
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Option Grant                      $ 9.00       1/16/96      D(3)                      9,246
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Option Grant                      $ 9.50       12/4/96      D(3)                     15,000
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Option Grant                      $ 9.00       1/16/96      A               9,246
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Option Grant                      $10.00       8/10/95      D(3)                      9,246
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6. Date Exercis-   7. Title and Amount of   8. Price     9. Number   10. Owner-  11. Nature
   able and Expi-     Underlying Securities    of           of De-       ship of     of Indi-
   ration Date        (Instr. 3 and 4)         De-          rivative     Deriva-     rect Ben-
   (Month/Day/                                 riva-        Securi-      tive Se-    efcial
    Year)                                      tive         ies Ben-     curity:     Owner-
------------------ -------------------------   Secu-        eficially    Direct      ship
 Date      Expira-                 Amount or   ity          Owned at     (D) or      (Instr. 4)
 Exer-     tion                    Number of   (Instr. 5)   End of       Indirect
 cisable   Date       Title        Shares                   Year         (I)
                                                            (Instr. 4)   (Instr. 4)
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  (2)     9/6/06    Common Stock    20,000       --          20,000
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  (4)    8/10/05    Common Stock     9,246       --
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  (2)     9/6/06    Common Stock    15,000       --
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  (4)    8/10/05    Common Stock     9,246       --                         D
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  (4)    8/10/05    Common Stock     9,246       --                         D
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
Explanation of Responses:
(1) Corrects inadvertent omission of options which were issued August 10, 1995 and repriced January 16, 1996.
(2) Of the shares underlying this option grant, 10,000 vested on 9/6/97 and 10,000 will vest on 9/6/98.
(3)  Cancellation of options in connection with grant of replacement options.
(4)  Options were 100% vested.

                           /s/ Mark W. White                     March 12, 1998
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                           **Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                 SEC 2270 (7-97)